                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT, dated as of this 15th day of October, 1996, is by and between Bay State Computer Group, Inc. a Massachusetts corporation (the "Company") and a wholly-owned subsidiary of U.S. Office Products Company ("USOP"), a Delaware corporation, and Elizabeth M. Claypoole ("Employee").

                                    RECITALS

    The Company desires to continue to employ Employee and to have the benefit of her skills and services, and Employee desires to continue employment with the Company, on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   AGREEMENTS

    1. EMPLOYMENT; TERM. The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of 3 years (the "Term"). This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 below.

    2. POSITION AND DUTIES. The Company hereby employs Employee as Vice President and Chief Financial Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Vice President and Chief Financial Officer of the Company. Employee will report directly to the President of the Company and the Board of Directors of the Company (the "Board"). Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of her professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company

    3. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

    (a) BASE SALARY. Effective on the date hereof, the base salary payable to Employee shall be $140,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

    (b) PERQUISITES, BENEFITS, AND OTHER COMPENSATION. During the Term, Employee shall be entitled to receive such perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions, or deletions as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board.

    4. EXPENSE REIMBURSEMENT. The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of her services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

    5. PLACE OF PERFORMANCE. Employee understands that she may be requested by the Company to relocate from her present residence to another geographic location in order to more efficiently carry out her duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will provide Employee with a relocation allowance, in an amount determined by the Company, to cover the reasonable costs of moving himself, her immediate family, and their personal property and effects. The total amount and type of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time. If the Company relocates its headquarters outside of a 30 mile radius from its current location and the Employee decides not to relocate to the Company's new location, then the Company and the Employee will each have the right to terminate the Employee's employment under this Agreement. If the employment is terminated under this Section 5 and subject to Section 7(i), the Company shall have no liability to Employee for payment of any severance compensation to Employee and Employee shall have no liability to the Company for any losses or damages arising from the termination of employment under this Section 5.

    6. TERMINATION; RIGHTS ON TERMINATION. Employee's employment may be terminated in any one of the followings ways, prior to the expiration of the
Term:

    (a) DEATH. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

    (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of her position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume her full-time duties with or without reasonable accommodation at the conclusion of such notice period. Subject to Section 6(f) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee her base salary at the then-current rate for the lesser of (i) three months from the effective date of termination, or (ii) whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

    (c) TERMINATION BY THE COMPANY "FOR CAUSE." The Company may terminate the Term 10 days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within 10 days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of her duties hereunder, intentional nonperformance or intentional mis-performance of such duties, or refusal to abide by or comply with the reasonable directives of the Board, her superior officers, or the Company's reasonable policies and procedures, which actions continue for a period of at least 10 days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or USOP, and that in the judgment of the Company or USOP materially and adversely affects the operations or reputation of the Company or USOP; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform her duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

    (d) WITHOUT CAUSE. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective 30 days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to Section 6(f) below, Employee shall receive from the Company the base salary at the rate then in effect for the longer of (i) three months from the date of termination, or
(ii) whatever time period is remaining
under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle. If Employee resigns or otherwise terminates her employment for any reason or for no reason, Employee shall receive no severance compensation.

    (e) PAYMENT THROUGH TERMINATION. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination by the Company under
Section 6(b) or 6(d), Employee shall be entitled to receive incentive bonus compensation through the end of the Company's fiscal year in which termination occurs, calculated as if Employee had remained employed by the Company through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b). Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of her employment. All other rights and obligations of USOP, the Company, and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

    (f) RIGHT TO OFFSET. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; PROVIDED, that in the event that Employee secures employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment, consulting or other arrangement.

    (g) TERMINATION BY EMPLOYEE FOR GOOD REASON. The Employee may terminate her employment hereunder for "Good Reason." If the Employee terminates employment for a Good Reason, the Employee shall have no liability to the Company for any losses or damages arising from the termination of employment under this Agreement. Upon a termination for a Good Reason and except as provided in Section 7(i), Company shall have no liability to Employee for payment of any severance compensation, provided, that the foregoing shall not limit the Employee's right to pursue remedies for breach of contract under this Agreement. As used herein, "Good Reason" shall mean the continuance of any of the following after 10 days' prior written notice by Employee to the Company, specifying the basis for such Employee's having Good Reason to terminate this Agreement.

        (i) a material adverse change in Employee's status, title, position or responsibilities;

        (ii) the assignment to Employee of any duties materially and adversely inconsistent with the Employee's position as specified in Section 2 hereof (or such other position to which she may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under Section 2 of this Agreement, or any other action by the Company which results in material and adverse change in such position, status, offices, titles or responsibilities; and

        (iii) any other material breach of this Agreement by the Company, including the failure to pay Employee on a timely basis the amounts to which she is entitled under this Agreement.

    7.  RESTRICTION ON COMPETITION.

    (a) For so long as Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company or USOP and thereafter for a period, subject to Section 7(i), equal to the longer of (x) two years, or
(y) the period during which Employee is receiving any severance pay from the Company pursuant to Section 6(d), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

        (i) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company or USOP, within 100 miles of any location where the Company or USOP conducts business (the "Territory");

        (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company or USOP for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or USOP;

        (iii) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of the Company or USOP within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or USOP within the Territory; or

        (iv) on Employee's own behalf or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who or that, during Employee's employment by the Company or USOP was either called upon by the Company or USOP as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company or USOP.

    (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

    (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or USOP and enters into a business or pursues other activities that, at such time, are not in competition with the Company or USOP, Employee shall not be chargeable with a violation of this Section 7 if the Company or USOP subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that her actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or USOP of such breach, Employee ceases the prohibited actions.

    (d) For purposes of this Section 7, references to "USOP" shall mean U.S. Office Products Company, together with its subsidiaries and affiliates.

    (e) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

    (f) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or USOP, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP or the Company of such covenants; PROVIDED, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon 30 days' prior written notice to the Company, waive her right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section
7. It is specifically agreed
that the period of two years stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

    (g) If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company her base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above. If Employee is subject to a restriction on competitive activity as a party to that certain Agreement and Plan of
Reorganization, dated as of October       , 1996, by and among U.S. Office
Products Company, BSC Acquisition Corp., James E. Claypoole and Thomas J. Foley (the "Merger Agreement"), then Employee shall abide by, and in all cases be subject to, the restrictive covenants (whether in this Section 7 or in the Merger Agreement) that, in the aggregate, impose restrictions on Employee for the longest duration and the broadest geographic scope (taking into account the effect of any applicable court decisions limiting the scope or duration of such restrictions), it being agreed that all such restrictive covenants are supported by separate and distinct consideration. This Section 7(g) shall be construed and interpreted in light of the duration of the applicable restrictive covenants.

    (h) Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and USOP, and their respective officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company and USOP throughout the term of these covenants.

    (i) If Employee is terminated without cause, or if the Employee terminates employment for a Good Reason or if Employee or the Company terminate employment pursuant to Section 5 of this Agreement, then the restrictive covenants set forth in this Agreement shall terminate upon the termination of payment of any severance pay from the Company pursuant to Section 6(d), provided, however, that the Company and USOP shall have the right and option to extend the term of the restrictive covenants for an additional one year period upon payment to Employee of an amount equal to one-half of her base salary specified in Section 3(a).

    8. CONFIDENTIAL INFORMATION. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company and/or USOP (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of her employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or USOP because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and USOP's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

    9. INVENTIONS. Employee shall disclose promptly to the Company and USOP any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or USOP and that Employee conceives as a result of her employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all her interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

    10. RETURN OF COMPANY PROPERTY. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, USOP or their respective representatives, vendors, or customers that pertain to the business of the Company or USOP, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or USOP. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or USOP, as the case may be, and be subject at all times to their discretion and control.

    11. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, her employment by the Company, and the performance of her duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

    12. ASSIGNMENT; BINDING EFFECT. Employee understands that she has been selected for employment by the Company on the basis of her personal qualifications, experience, and skills. Employee agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of USOP other than the Company, unless Employee and her new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into another subsidiary or affiliate of USOP, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "Company" shall be deemed to refer to such surviving or successor entity. It is intended that USOP will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

    13. COMPLETE AGREEMENT; WAIVER; AMENDMENT. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement together with the Merger Agreement, is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

    14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:   Bay State Computer Group, Inc.
                  52 Roland Street
                  Boston, Massachusetts 02129
                  Attention: President
with a copy to:   U.S. Office Products Company
                  1440 New York Avenue, N.W.
                  Suite 310
                  Washington, D.C. 20005
                  Attn: Mark D. Director, Esq.
To Employee:      Elizabeth M. Claypoole
                  5 Patriots Way
                  Hingham, MA 02043

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 14.

    15. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

    16. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company and/ or USOP as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company and/or USOP for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or USOP at law or in equity, the Company and USOP shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

    17. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in Boston, Massachusetts. Notwithstanding the foregoing, the Company and/or USOP shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

    18. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

    IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date first written above.

                                BAY STATE COMPUTER GROUP, INC.

                                By:            /s/ JAMES E. CLAYPOOLE
                                     -----------------------------------------
                                              Name: James E. Claypoole
                                                  Title: President

  EMPLOYEE:

  /s/ ELIZABETH M. CLAYPOOLE
  -------------------------------
  Elizabeth M. Claypoole